Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

2015 FIRST QUARTER RESULTS

ANNOUNCES RETIREMENT OF ROBERT A. WAEGELEIN, PRESIDENT & CFO

White Plains, NY — May 5, 2015 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended March 31, 2015.

Results of First Quarter 2015

Universal American’s reported net income for the first quarter of 2015 was $2.2 million, or $0.03 per share.  Adjusted net income for the first quarter of 2015 was $3.6 million, or $0.04 per share, which excludes the following after-tax items:

•                  $5.3 million, or $0.06 per share, of tax benefits;

•                  $1.2 million, or $0.01 per share, of non-recurring expenses primarily related to legal and settlement costs; and

•                  $5.5 million, or $0.06 per share, of expenses associated with our investment in our Accountable Care Organization (ACO) business.

Total revenues for the first quarter of 2015 were approximately $445 million.

Management Comments

Richard A. Barasch, Chairman and CEO, commented, “Entering 2015, we reset our Medicare Advantage business to concentrate on those regions where we have a meaningful market position and can positively impact the quality and cost of healthcare. Approximately 86% of our members are in plans with 4 Stars and we remain committed to enhancing the quality of our plans.

“The most noteworthy achievement in our Medicare Advantage results is the reduction in our administrative expense ratio to 9.7% in the first quarter of 2015. Given the seasonality of expenses, we expect the full year expense ratio to be approximately 10.5%, consistent with the target we set going into 2015.

“We continued to expand our market leadership in the growing Houston/Beaumont region. Our membership increased over 10% for the third straight year, largely as a result of the continued

success of our partnerships with primary care physicians. We have a successful 15 year history of working closely with our physician partners to improve quality and reduce cost for Medicare beneficiaries.

“In the Northeast, especially central New York, we are in the process of converting a fee-for-service market into a more value-based system by introducing pay for performance to primary care physicians. We had a strong 2015 Annual Election Period, with 26% growth in membership, and combined with our Medicare Shared Savings ACO and our Total Care Medicaid plan, we are the largest sponsor of government programs in Central New York. The first quarter MBR results are largely a function of the anticipated uncertainty associated with absorbing substantial new membership and we project the ultimate MBR to be lower as we get a clearer picture of the revenue and claims behavior of this new membership.

“We are also optimistic about the Medicare Shared Savings ACO program, both under the existing rules and even more so if the ACO rule-making process removes certain weaknesses and offers ACOs more options to expand their risk taking. Our internal projections, based on CMS data, indicate that we should expect to receive shared savings revenue for the 2014 plan year in excess of the 2012-2013 plan years when the results are finally determined in the third quarter.”

Medicare Advantage

Our current Medicare Advantage markets include our members in Texas, Upstate New York and Maine.

	March 31,	December 31,
Membership (in thousands)	2015	2014
Texas HMOs	66.9	61.8
Upstate New York/Maine	37.9	29.7
Core Markets	104.8	91.5
Non-Core Network*	—	20.7
Rural*	—	1.9
Total Membership	104.8	114.1

*The Company did not renew its non-core network and rural markets for 2015.

	Three Months Ended
Financial Performance ($ in millions)	March 31, 2015

Premiums	$305.2
Net Investment Income & Other Income	2.6
Revenue	$307.8

Quality Initiatives	$6.1	2.0%
Medical Benefits	257.0	84.2%
Total Benefits	$263.1	86.2%

Admin Expenses	$29.5	9.7%
ACA Fee	6.2

Pre-Tax Operating Income	$9.0

	Reported	Recast**
Texas HMOs Medical Benefit Ratio	82.3%	83.5%
Upstate New York/Maine Medical Benefit Ratio	92.9%	88.9%

** Recast excludes the impact of prior period items reported in 1Q 2015.

The Medicare Advantage segment pre-tax operating income during the three month period ended March 31, 2015 was $9.0 million.

Our administrative expense ratio improved to 9.7%, compared to 11.1% for the same period in 2014 primarily as a result of our cost reduction efforts. Administrative expenses for the first quarter of 2015 decreased $10.0 million compared to the first quarter of 2014.

For the first quarter of 2015, the reported MBR in our Texas HMOs, excluding Quality Initiative (QI) expenses was 82.3%. Excluding positive prior period items, the MBR was 83.5% for the first quarter.

For the first quarter of 2015, the reported MBR in our Northeast markets, excluding Quality Initiative (QI) expenses, was 92.9%.  Excluding negative prior period items, the MBR was 88.9% for the first quarter. As noted above, we project that the Northeast MBR will be lower in the balance of the year.

Management Services Organization (MSO)

	Three Months Ended March 31,
Financial Performance ($ in millions)	2015	2014

Revenue	$—	$—

Pre-tax Operating Loss	$(11.7)	$(13.1)

The MSO segment includes our ACO business, which collaborates with physicians and other healthcare professionals to operate ACOs under the Medicare Shared Savings Program (MSSP).  We have 25 ACOs with approximately 292,000 beneficiaries as compared to 34 ACOs with 360,000 beneficiaries in the first quarter of 2014.  During 2014, the Company exited certain ACOs where it determined that the MSSP could not work and the Company could not positively impact the quality and cost of healthcare.  The operating losses in our MSO segment for the quarter ended March 31, 2015 decreased $1.4 million as a result of fewer ACOs than the same period in 2014.  The Company expects to receive the final results from CMS of the 2014 performance year in the third quarter.

Medicaid

	Three Months Ended March 31,
Financial Performance ($ in millions)	2015	2014

Revenue	$46.4	$39.2

Pre-Tax Operating Income	$0.1	$0.9

The Medicaid segment includes the Total Care health plan in Upstate New York with approximately 40,000 members.  The pre-tax operating income for the quarter ended March 31, 2015 decreased $0.8 million from the same period in 2014 as a result of higher premiums from more members offset by a higher medical benefits ratio due to increased utilization.  The medical benefits ratio was 89.1% for the three months ended March 31, 2015 compared with 88.5% for the three months ended March 31, 2014.

Traditional Insurance

	Three Months Ended March 31,
Financial Performance ($ in millions)	2015	2014

Revenue	$49.3	$54.0

Pre-Tax Operating Income (Loss)	$1.3	$(0.1)

Revenue in our Traditional Insurance segment declined in the three-month period ended March 31, 2015 due to the continued run-off of our legacy insurance products, which we stopped marketing and selling after June 1, 2012.  Net income increased in the three-month period ended March 31, 2015 due to decreased operating expenses, primarily consulting costs related to the transition and outsourcing of certain functions.

Corporate & Other

	Three Months Ended March 31,
Financial Performance ($ in millions)	2015	2014

Revenue	$42.6	$59.4

Pre-Tax Operating (Loss)	$(5.7)	$(15.6)

Corporate & Other includes the results of APS Healthcare and the operations of our parent holding company, including debt service. The decrease in revenue for the quarter ended March 31, 2015 was due to the sale of APS Puerto Rico which closed on February 4, 2015.

	Three Months Ended March 31,
Pre-Tax Income (Loss) ($ in millions)	2015	2014
Corporate Expenses	(5.1)	(11.0)
Interest expense	(1.8)	(1.7)
APS Healthcare - Domestic	2.7	0.3
Non-Recurring costs	(1.5)	(3.2)
Pre-Tax Operating (Loss)	$(5.7)	$(15.6)

Corporate expenses for the quarter ended March 31, 2015 were lower than those in the comparable 2014 period due to corporate expense reduction initiatives and lower costs for legal and settlement costs.

APS Healthcare recorded higher pre-tax profits for the quarter ended March 31, 2015 compared to the comparable 2014 period due to shedding unprofitable contracts and expense reduction initiatives. On May 1, 2015, we consummated the sale of our remaining APS Healthcare operating subsidiaries to KEPRO, Inc., a company that provides quality improvement and care management services to both government clients and the private sector.

As previously disclosed, on February 4, 2015 we completed the sale of our APS Healthcare Puerto Rico subsidiaries to an affiliate of the Metro Pavia Health System.  The purchase price at closing was $26.5 million and generated a foreign tax credit carry-forward of $5.4 million that has been recorded as a deferred tax asset.

Investment Portfolio

As of March 31, 2015, Universal American had $925 million of cash and invested assets as follows:

•                  24% is invested in U.S. Government and agency securities;

•                  The average credit quality of the investment portfolio is AA-; and

•                  Approximately 1% of the investment portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of March 31, 2015 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of March 31, 2015, Universal American’s Balance Sheet had the following characteristics:

•                  Total cash and investments were $925 million and total assets were $1.9 billion;

•                  Total policyholder liabilities were $1.1 billion and total liabilities were $1.3 billion;

•                  Stockholders’ equity was $622.7 million and book value was $7.33 per diluted common share;

•                  Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangibles and deferred acquisition costs) was $5.62;

•                  Unregulated cash and investments of $67.2 million;

•                  $44.9 million of bank debt; and

•                  $40.0 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

On March 31, 2015, we made a $55 million principal prepayment on our term loan.  This prepayment fulfilled our obligation to use the proceeds from recent dispositions that were not reinvested and provides additional restricted payment flexibility under our 2012 Credit Facility.

As of March 31, 2015, the ratio of debt to total capital, excluding the effect of accumulated other comprehensive income and including Universal American’s mandatorily redeemable preferred stock as debt was 12.3%.

In April 2015, the Company received a net $66 million extraordinary dividend from its insurance subsidiary, Pyramid Life, as a result of its exit from Medicare Advantage markets.  As of April 30, 2015, unregulated cash and investments was $125 million.

Robert A. Waegelein Retirement

The Company also announced today that President & Chief Financial Officer Robert A. Waegelein will retire on May 31, 2015.  Mr. Waegelein joined the Company in 1990 and has been Chief Financial Officer for his entire 25 year tenure.  The Company announced that Adam Thackery, the Company’s Senior Vice President, Financial Planning & Analysis since October 2008, will be promoted to Chief Financial Officer and David Monroe, the Company’s Senior Vice President, Finance since 2007, will be promoted to Chief Accounting Officer effective May 31, 2015. Mr. Waegelein will continue to be available to work with the Company as a consultant for the next twelve months to ensure a smooth transition.

Mr. Barasch commented, “The entire Universal American family wishes Bob well on his retirement. For the past 25 years, he has been an indispensable part of our team as we built our company. Personally, I will greatly miss Bob’s steady advice and daily support. One of Bob’s many contributions to our company is that he built a terrific team of financial executives. I am very confident that Adam and Dave will continue to manage our finances at Bob’s high standards.”

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Tuesday, May 5, 2015 to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at

www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a 1st Quarter 2015 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 1st Quarter 2015 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and/or Medicaid. We are dedicated to working collaboratively with healthcare professionals, especially primary care physicians, in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*                                                      *                                                      *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.

A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following: the impact of CMS’s final Medicare Advantage reimbursement rates for calendar year 2016; we are subject to extensive government regulation and the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company, including with respect to False Claims Act matters or RADV audits; the Affordable Care Act and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we are investing significant capital and management attention in new business opportunities, including our ACOs, that may not be successful; we may experience higher than expected medical loss ratios or lower revenues, especially with our new members in our Northeast markets, which could materially adversely affect our results of operations; if we fail to design and price our products properly and competitively or if the premiums and fees we charge are insufficient to cover the cost of health care services delivered to our members, our profitability may be materially adversely affected; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; reductions in funding for Medicare programs could materially reduce our profitability; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to maintain or improve our CMS Star ratings which may cause certain of our plans to receive less bonuses or rebates than our competitors; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; we could be subject to a cyber-attack or similar network breach that could damage our reputation and have a material adverse effect.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Consolidated Results
Net premiums and policyholder fees	$412.9	$481.7
Net investment income	7.4	8.0
Other income	24.4	21.9
Realized gains	0.1	1.0
Total revenues	444.8	512.6

Policyholder benefits	354.2	396.8
Change in deferred acquisition costs	3.3	3.0
Amortization of present value of future profits	1.1	1.3
Affordable Care Act Fee	7.1	5.4
Commissions and general expenses, net of allowances	78.6	99.8
Total benefits and expenses	444.3	506.3

Income before equity in losses of unconsolidated subsidiaries	0.5	6.3

Equity in losses of unconsolidated subsidiaries	(7.4)	(8.3)
Loss before income taxes	(6.9)	(2.0)
(Benefit from) provision for income taxes (1)	(9.1)	3.1

Net income (loss)	$2.2	$(5.1)

Per Share Data (Diluted)
Net income (loss)	$0.03	$(0.06)

Diluted weighted average shares outstanding	83.4	87.5

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended March 31,
Income (Loss) before income taxes by segment	2015	2014
Medicare Advantage	$9.0	$24.9
MSO	(11.7)	(13.1)
Total Care	0.1	0.9
Traditional Insurance	1.3	(0.1)
Corporate & Other	(5.7)	(15.6)
Realized gains	0.1	1.0

Loss before income taxes	$(6.9)	$(2.0)

BALANCE SHEET DATA	March 31, 2015
Total cash and investments	$924.5
Total assets	$1,942.7
Total policyholder related liabilities	$1,094.8
Total reinsurance recoverable (ceded policyholder liabilities)	$629.0
Outstanding bank debt	$44.9
Mandatorily redeemable preferred shares	$40.0
Total stockholders’ equity	$622.7
Diluted book value per common share	$7.33
Diluted common shares outstanding at balance sheet date	85.0

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$607.5
Diluted book value per common share (excluding AOCI) * (2)	$7.15
Diluted tangible book value per common share (excluding AOCI) * (3)	$5.62
Debt to total capital ratio (excluding AOCI) * (4)	12.3%

	Three Months Ended March 31,
	2015	2014
Adjusted net income(5)	$3.6	$5.6
Adjusted net income per share (diluted)	$0.04	$0.06

*   Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1) The effective tax rate was 131.1% for the first quarter of 2015 compared to -153.2% for the first quarter of 2014. For the quarter ended March 31, 2015, the tax benefit was driven primarily by $5.4 million in foreign tax credit carryforwards created in connection with the February 2015 sale of APS Puerto Rico. Excluding the foreign tax credit carryforwards, the effective tax rate was 52.9%, which exceeds the statutory rate of 35% as a result of permanent items, including the non-deductible ACA Fee and non-deductible interest expense. For the quarter ended March 31, 2014, the tax effect of permanent items exceeded the tax effect of our loss from operations, resulting in income tax expense. Permanent items include the non-deductible ACA fee, non-deductible executive compensation and non-deductible interest expense. State and foreign income taxes also contributed to the variance in the effective tax rate.

(2) Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3) Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4) The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus the Mandatorily Redeemable Preferred Shares.

(5) Adjusted net income (loss) is calculated as net income (loss) excluding the following items on after tax basis: ACO costs, net realized gains and losses, non-recurring tax benefits/expenses and other non-recurring items.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. We have not included a reconciliation of projected earnings per diluted share because projections for some components of this reconciliation are not possible to forecast at this time.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Adjusted Net Income (Loss) ($ in millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014

Net income (loss)	$2.2	$(5.1)
ACO results, after-tax	5.5	8.5
Net realized gains (losses), after-tax	0.0	(0.7)
Non-recurring tax (benefit)	(5.3)	0.8
Other non-recurring items, after-tax	1.2	2.1
Adjusted net income	$3.6	$5.6

Per share (diluted)
Net Income (loss)	$0.03	$(0.06)
ACO results, after-tax	0.06	0.10
Net realized losses (gains), after-tax	0.00	(0.01)
Non-recurring tax (benefit) expense	(0.06)	0.01
Other non-recurring items, after-tax	0.01	0.02
Adjusted net income	$0.04	$0.06

Universal American uses adjusted net income (loss), calculated as net income (loss) excluding ACO results after tax, net realized gains (losses) after-tax, non-recurring tax (benefit) expense and other non-recurring items after-tax as a basis for evaluating operating results. Although the excluded items may recur, we believe that the excluded items do not relate to the performance of Universal American’s core business operations and that adjusted net income (loss) provides a more useful comparison of our business performance from period to period.

	March 31, 2015	December 31, 2014
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$622.7	$614.5
Less: Accumulated other comprehensive income	(15.2)	(12.7)

Total stockholders’ equity (excluding AOCI)	$607.5	$601.8

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income or loss, do not relate to the performance of Universal American’s core business operations.

	March 31, 2015	December 31, 2014
Diluted Book Value per Common Share
Total stockholders’ equity	$622.7	$614.5
Proceeds from assumed exercises of vested options	—	—
	$622.7	$614.5
Diluted common shares outstanding	85.0	84.2

Diluted book value per common share	$7.33	$7.30
Total stockholders’ equity (excluding AOCI)	$607.5	$601.8
Proceeds from assumed exercises of vested options	—	—
	$607.5	$601.8
Diluted common shares outstanding	85.0	84.2

Diluted book value per common share (excluding AOCI)	$7.15	$7.15

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

	March 31, 2015	December 31, 2014
Tangible Book Value per Common Share
Total stockholders’ equity (excluding AOCI)	$607.5	$601.8
Less: intangible assets (1)	(130.1)	(132.9)
Proceeds from assumed exercises of vested options	—	—
Tangible Book Value	$477.4	$468.9
Diluted common shares outstanding	85.0	84.2

Tangible book value per common share	$5.62	$5.57

Universal American uses tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets.

(1)         Intangible assets include the following at March 31, 2015 and December 31, 2014, respectively: goodwill ($73.3 million), deferred acquisition costs, net of taxes ($48.4 million and $50.6 million) and amortizing intangible assets, net of taxes ($8.4 million and $9.1 million).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

	March 31, 2015	December 31, 2014
Debt to Total Capital Ratio
Outstanding bank debt	$44.9	$103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total outstanding debt	$84.9	$143.4

Total stockholders’ equity	$622.7	$614.5
Outstanding bank debt	44.9	103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$707.6	$757.9

Debt to total capital ratio	12.0%	18.9%
Total stockholders’ equity (excluding AOCI)	$607.5	$601.8
Total outstanding bank debt	44.9	103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$692.4	$745.2

Debt to total capital ratio (excluding AOCI)	12.3%	19.2%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Fred Buonocore (212) 836-9607
Linda Latman (212) 836-9609